EXHIBIT 23.4

NETHERLAND, SEWELL & ASSOCIATES, INC.

September 21, 2005

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Re: Gastar Exploration Ltd., Registration Statement on Form S-1, Amendment No. 1

dated on or about September 28, 2005

Gentlemen:

The firm of Netherland, Sewell & Associates, Inc. consents to the use of its name and to the use of its reports regarding certain Proved Reserves and Future Net Revenue as of December 31, 2004 of GeoStar Corporation that were purchased by Gastar Exploration Ltd. on June 17, 2005 in Gastar’s Registration Statement on Form S-1 Amendment No. 1 to be filed on or about September 28, 2005 and all subsequent amendments thereto.

Netherland, Sewell & Associates, Inc. has no interests in Gastar Exploration Ltd., GeoStar Corporation or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Gastar Exploration Ltd. or GeoStar Corporation. Gastar Exploration Ltd. and GeoStar Corporation do not employ us on a contingent basis.

Yours very truly,

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ FREDERIC D. SEWELL
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer